Exhibit 99.1

445 Pine Avenue, Goleta, CA 93117

FOR IMMEDIATE RELEASE

Contact:	Charles G. Baltuskonis, EVP/CFO
Phone:	805-692-5821
E-mail:	cbaltuskonis@communitywestbank.com
URL:	www.communitywest.com
SYMBOL:	CWBC (NASDAQ)

Community West Bancshares Reports 2008 Q4 Results

Goleta, California, January 22, 2009 – Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank, today reported net income of $61,000 for the quarter ended December 31, 2008 (2008 Q4), compared to net income of $748,000 for the quarter ended December 31, 2007 (2007 Q4).  For the year ended December 31, 2008, the Company reported net income of $1,481,000 compared to $3,789,000 for the year ended December 31, 2007.  Net income per diluted share available to common shareholders was $.00 for 2008 Q4 compared to $.12 for 2007 Q4.

Net Interest Income

Net interest income for 2008 Q4 compared to 2007 Q4 decreased by $544,000, primarily because the decline in the net interest margin, which decreased by 72 basis points, to 3.49% for 2008 Q4 from 4.21% for 2007 Q4, exceeded the net interest income related to the Company’s new business.  The quick decline in interest rates due to the Federal Reserve decisions and subsequent market moves had a greater downward effect on interest income for the short term while the decline in interest expense is spread over a longer period.

Total interest income for 2008 Q4 compared to 2007 Q4 decreased by $1,334,000.  A $2,441,000 decrease is attributed to lower interest rates as the prime rate at end of 2008 Q4 was 400 basis points less than at end of 2007 Q4.  This is partially offset by a $1,107,000 increase attributed to the comparative growth in interest-earning assets, primarily in the commercial lending, SBA and manufactured housing portfolios.

Interest expense on deposits for 2008 Q4 compared to 2007 Q4 decreased by $574,000.  A $1,288,000 decrease is attributed to lower interest rates and is partially offset by a $714,000 increase attributed to interest-bearing deposit growth.  Interest expense on borrowings decreased by $216,000.

Provision for Loan Losses

The Company recorded a $1,408,000 loan loss provision for 2008 Q4 compared to $528,000 for 2007 Q4, reflecting management’s assessment of credit risk for the Company related to the current California and national economic recession.  The heightened provision, particularly related to the year ended December 31, 2008, is primarily a result of increased qualitative factors which reflect the aforementioned economic circumstances.  Nonaccrual loans increased from $12.0 million at September 30, 2008 to $16.9 million at December 31, 2008.

Non-Interest Income and Non-Interest Expenses

Non-interest income decreased $227,000 from 2007 Q4 compared to 2008 Q4, primarily due to decreased loan fees.

Non-interest expenses decreased $475,000 from 2007 Q4 compared to 2008 Q4, primarily due to decreased staff expenses and general cost reduction efforts.

BALANCE SHEET

The Company’s total assets increased $47.1 million to $657.0 million at December 31, 2008 compared to $609.9 million at December 31, 2007.  Net loans increased by $41.9 million and combined liquid assets and investment securities increased by a net of $2.7 million.

On the funding side, as of December 31, 2008, deposits increased by $41.7 million while FHLB advances decreased by $11.0 million compared to December 31, 2007.

CAPITAL

As of December 31, 2008, the Company had $66.6 million in total shareholders’ equity, or 10.14% of consolidated total assets, and book value per common share was $8.84.  Common shareholders’ equity was $52.3 million.

On December 19, 2008, the Company received $15.6 million of capital through the U.S. Treasury’s TARP Capital Purchase program.

DIVIDEND POLICY

The Board of Directors announced that they will not pay a dividend this quarter.  Currently, the Company is focused on preserving capital due to the turbulence in the financial markets, and will continue to review the dividend policy on a quarterly basis.

COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: “Our Q4 and 2008 results reflect the impact the current recession has had on our economy and our industry.  Although the results are disappointing, our excess capital and strong levels of reserves should keep us ahead of future economic challenges.”

COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating throughout the country.

See enclosed financial tables

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

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COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	December 31
	2008	2007

Cash and cash equivalents	$12,253	$9,289
Interest-earning deposits in other financial institutions	812	778
Investment securities	37,975	38,281
Loans:
Held for sale	131,786	110,415
Held for investment	456,630	433,162
Less: Allowance	(7,341)	(4,412)
Net held for investment	449,289	428,750
NET LOANS	581,075	539,165

Other assets	24,866	22,337

TOTAL ASSETS	$656,981	$609,850

Deposits	$475,439	$433,739
FHLB advances	110,000	121,000
Other liabilities	4,924	4,952
TOTAL LIABILITIES	590,363	559,691

Stockholders' equity	66,618	50,159

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$656,981	$609,850

Shares outstanding	5,915	5,895

Book value per common share	$8.84	$8.51

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	December 31,		Year Ended December 31,
	2008	2007	2008	2007

Interest income	$10,805	$12,139	$45,532	$46,841
Interest expense	5,234	6,024	22,223	22,834
Net interest income	5,571	6,115	23,309	24,007
Provision for loan losses	1,408	528	5,264	1,297
Net interest income after provision for loan losses	4,163	5,587	18,045	22,710
Non-interest income	829	1,056	5,081	4,845
Non-interest expenses	4,869	5,344	20,516	21,000

Income before income taxes	123	1,299	2,610	6,555
Provision for income taxes	62	551	1,129	2,766

NET INCOME	$61	$748	$1,481	$3,789

Preferred stock dividends	35	-	35	-

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$26	$748	$1,446	$3,789

Earnings per common share:
Basic	$0.00	$0.13	$0.24	$0.65
Diluted	0.00	0.12	0.24	0.63

Weighted average shares:
Basic	5,915	5,891	5,913	5,862
Diluted	5,915	6,005	5,941	6,022

Selected average balance sheet items
Average assets	$647,530	$591,875	$640,993	$563,493
Average gross loans	577,561	523,532	568,861	493,902
Average deposits	486,682	422,100	476,395	406,488